Exhibit 10.1

Page I

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 10th day of January 10, 2024 by and between CoJax Oil and Gas Corporation, a Virginia corporation (the “Company”), and William R. Downs, a natural person, residing in the State of Louisiana (“Executive”). Executive and Company may also be referred to individually as a “party” and collectively as the “parties.”

RECITALS:

WHEREAS, the Company wishes to employ Executive as its Executive Chairman and Chief Executive Officer of the Company and the Executive wishes to accept such employment; and

WHEREAS, the Company and Executive wish to set forth the terms of Executive’s employment and certain additional agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties agree as follows:

1.	Employment Period

The Company will employ Executive, and Executive will serve the Company, as Executive Chairman and Chief Executive Officer of the Company and do so in accordance with the terms of this Agreement and reasonable directives of the Board for the period commencing on January 10, 2024 (the “Commencement Date”) and ending at 7:00 p.m., EST, on January 10, 2027. “Employment Period” means the aforementioned three year term of this Agreement or, if this Agreement is terminated sooner in accordance with its terms and conditions, then Employment Period means the shorter period for which this Agreement is in full force and effect. Except as expressly stated otherwise below, each party’s obligation under this Agreement ends upon the expiration or termination of the Employment Period.

2.	Duties and Status

The Company hereby engages Executive as its Executive Chairman and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. Executive agrees to devote the Executive’s main business time, attention and energies to the business and interests of the Company during the Employment Period. During the Employment Period, Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with or required Executive’s positions, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company. The Company understands that Executive is engaged in other Advisory and Board Duties of other private companies and Executive will minimize their impact on Executive’s Company duties and avoid all conflicts of interest arising from those other advisory and board duties.

Executive’s duties include:

1.	Strategic planning for Company in business development, marketing and sales, and strategic planning;

2.	Liaison for Company to shareholder groups, securities firms, investment bankers, lenders, outside legal counsel and public auditors of Company, regulatory agencies, media and business partners of Company;

3.	Executive oversight of other senior officers of Company;

4.	Negotiate significant business, financial and other corporate transactions for Company;

5.	Appoint senior officers of Company with Board’s review and consent;

6.	Report to the Board on matters under Executive’s control and do so on a quarterly basis;

7.	Direct business development and merger-and-acquisition efforts of Company;

8.	Direct media and public/investor relations for Company;

9.	Perform administrative and related duties necessary to above duties.

3.	Compensation and Benefits

(a)           Salary: The Company shall pay to Executive, as full and fair compensation for the performance of his duties and obligations under this Agreement and required for his position as Executive Chairman and Chief Executive Officer, a base annual salary (salary) of $150,000 (one hundred fifty thousand dollars) per annum, payable semi-monthly in equal installments and in accordance with Company’s payroll cycle and practices. The Executive will be eligible for annual compensation increases, determined by the Board. In the event that the Company is unable to pay Executive the base annual salary without impairing Company’s ability to pay Company’s current operational debts and obligations, the Executive’s salary will be accrued. The Executive’s accrued base salary can either be paid in total when Company is adequately funded or, alternatively, the accrued unpaid base salary can be converted into shares of the Company’s Common Stock at the lower conversion price of the initial public offering price of $2.00 or current market price at time of conversion by the Executive. Company agrees to consider Executive’s base annual salary a priority obligation and make every reasonable effort to meet its payroll obligations. Any conversion of unpaid base annual salary must comply with all applicable laws and regulations, including insider trading laws and Section 16 and Rule 144 of Securities Exchange Act of 1934, as amended, and any other pertinent underlying rules.

(b)          Executive may participate in any incentive compensation and other benefit plans to the extent that he is eligible to do so.

(c)           During the Employment Period, Executive may be granted ad hoc, performance bonus payments to be paid in cash, stock or both and on terms that are declared by the Board. Granting of any bonus will be at sole discretion of the Board.

(d)           Incentive Stock Options. The Executive shall have the right to participate in the Company’s Stock Option Plan (“Plan”), subject to eligibility under Plan terms and as determined in accordance with the Plan.

(e)           Upon execution of this Agreement, Executive shall receive 100,000 (one hundred thousand) shares of Company Common Stock, distributed according to Company Stock Plan.

(f)            Upon uplist of Company to a senior stock exchange, Executive shall receive 150,000 (one hundred fifty thousand) shares of Company Common Stock in accordance with the Company Stock Plan.

(g)           Other Benefits. Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period and that are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, and subject to eligibility, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, including, but not limited to, the following: (i) paid holidays observed by Company; (2) twenty (20) days of paid vacation; and (iii) five (5) days of paid sick/personal leave. All vacation leave must be approved in advance by the Board, which approval will not be unreasonably withheld, and which vacation leave may be taken during any audit or review of Company financial statements. All leave is subject to Company’s published policies.

(h)           Business Expenses. The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of and necessary to the performance of his duties under this Agreement, including business telecommunications expenses and travel expenses. All expenses are reimbursed for cost without markup.

4.	Termination of Employment

(a)	Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)	a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition);

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)	substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of his duties hereunder, including insubordination, which willful misconduct or gross negligence or insubordination remains uncured for a period of fifteen (15) days following the receipt date of written notice from the Board specifying the nature of the alleged breach;

(iv)	the commission by and indictment of Executive of any crime involving moral turpitude or a felony; and

(v)	Executive’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business or public reputation of the Company.

(b)	Termination for Good Reason. Executive shall have the right at any time to terminate his employment and this Agreement with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’ s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	the Company’ s material breach of this Agreement; or

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)           Notice and Opportunity to Cure. Notwithstanding the foregoing provisions of this Section 4, it shall be a condition precedent to the Company’s right to terminate Executive’ s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the date of the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent and good faith effort to effect such remedy or cure.

(d)          Voluntary Termination. Executive, at his election, may terminate his employment and this Agreement upon not less than sixty (60) days prior written notice of termination other than for Good Reason and without cause.

(e)           Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by and as of the death of Executive. The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing his executive duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)           Termination at the Election of the Company. At the election of the Company, otherwise than for Cause as set forth in Section 4(a) above, upon not less than sixty (60) days prior written notice of termination.

(g)          Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued by Board resolution and because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions , administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation by Board resolution with the same force and effect as if such day of the month were originally set as the termination date hereof.

5.	Consequences of Termination

(a)          By Executive for Good Reason or the Company Without Cause. In the event of a termination of Executive’s employment during the Employment Period by Executive for Good Reason pursuant to Section 4(b) or the Company without Cause pursuant to Section 4(f) the Company shall pay Executive (or his estate) and provide him with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i)          Cash Payment. A cash payment, payable in equal installments over a six (6) month period after Executive’s termination of employment, equal to the sum of the following:

(A)        Base Annual Salary. Subject to the payment of the following sums in this subsection(i)(A) not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Executive’ s then-current base salary or (ii) the remainder of the term of this Agreement (the “Severance Period”); plus

(B)        Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)        Equity. All Options vested at time of termination shall be retained by Executive and all Options that are not vested shall be accelerated and be deemed vested for purposes of this Section 5, unless vesting is prohibited by the Plan or applicable laws or regulations.

(ii)         Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’ s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)	Other Termination of Employment. In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)	Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the required withholdings of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)	No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)	Mitigation or Offset. Executive shall not be required to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall not be an offset of the payments or benefits set forth in this Section 5, unless permitted by court order or applicable laws and regulations.

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Articles of Incorporation and the Stock Corporation Act of Virginia, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. No indemnification barred by regulations or policies of the Securities and Exchange Commission (“SEC”) or in clear violation of public policy will be permitted under this Section 7 or otherwise.

If the Executive is eligible under the insurance policy’s terms and conditions, then the Company shall provide that Executive is covered by Directors and Officers insurance, if any, that the Company provides to other senior executives and/or Board members.

8.	Cooperation with the Company After Termination of Employment

Following termination of Executive’ s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’ s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination .

9.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail of by fax with proof of transmission to the following addresses:

If to Executive:

William R. Downs

2025 Woodberry Ave.

Shreveport, LA 71106

Phone: (318) 465-1302

Email: will.downs@cojaxoilandgas.com

If to the Company:

CoJax Oil and Gas Corporation

Attn: William R. Downs, Chairman & CEO

3033 Wilson Blvd, Suite E-605

Arlington, Virginia 22201

Phone: (703) 216-2606

Email: will.downs@cojaxoilandgas.com

10.	Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

(a)          Confidentiality. For term of employment and one year thereafter, the Executive agrees not to use, disclose or communicate, in any manner, proprietary information about the Company, its operations, clientele, or any other proprietary information, that relate to the business of Company. This includes, but is not limited to, the names of Company’s customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Company. To the extent Executive feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by the Company.

(b)          Non-Solicitation Covenant. Executive agrees that for a period of term of employment and one year following termination of employment, for any reason whatsoever, Executive will not solicit customers or clients of Company. By agreeing to this covenant, Executive acknowledges that their contributions to Company are unique to Company’s success and that they have significant access to Company’s trade secrets and other confidential or proprietary information regarding Company’s customers or clients.

(c)           Non-Recruit Covenant. Executive agrees not to recruit any of Company’s employees for the purpose of any outside business either during or for a period of one year after Executive’s tenure of employment with Company. Executive agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

(d)           Adherence to Company’s Policies, Procedures, Rules and Regulations. Executive agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Company. These policies, procedures, rules and regulations include, but are not limited to, those set forth within any Company employee manual, any summary benefit plan descriptions, or any other personnel practices or policies or Company. To the extent that Company’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

11.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

12.	Non-Assignment; Successors

Neither party may assign his/her or its rights or delegate his/hers or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company’· shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

13.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. The restrictive covenants and promises of the Executive contained in this Agreement will survive any termination or rescission of this Agreement, unless the Company executes a written agreement specifically releasing the Executive from those restrictive covenants or any specified restrictive covenants.

14.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $75,000 (excluding attorney’s fees and proceeding costs), provided, however, that the parties retain their right to, and shall not be prohibited , limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $75,000 (excluding attorney’s fees and proceeding costs), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in Arlington County, Virginia before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.	Entire Agreement

This Agreement and all exhibits, schedules and other attachments hereto and expressly referenced in this Agreement will constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company. Any exhibits, attachments and schedules referenced herein are incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date above.

CoJax Oil & Gas Corporation, a Virginia corporation

By:	/s/ Jeffrey J. Guzy
Name: Jeffrey J. Guzy
Title: Chief Financial Officer

Accepted

By:	/s/ William R. Downs
William R. Downs Chief Executive Officer